Exhibit 99.2

November 17, 2014

To Our Investors,

We are pleased to report that First Priority Financial Corp.’s (“FPFC”) core earnings before income taxes was $608,000 for the third quarter 2014 compared to $604,000 in the second quarter 2014 and $87,000 for the quarter ended September 30, 2013. These results continue to reflect the higher level of operating results achieved once the merger with Affinity Bancorp, Inc. (“ABI”) was completed and the combination of the two banks was assimilated at the end of the third quarter last year. FPFC’s pre-tax operating earnings for the last four quarters have totaled $2.6 million. In addition to the benefits of the merger, solid loan growth of 11.9 % over the past four quarters and improved asset quality have contributed to the Company’s performance.

Net income for the quarter ended September 30, 2014 totaled $5.3 million. FPFC’s third quarter financial results have been positively impacted by the recognition of income tax benefits in the amount of $4.7 million. The recognition of income tax benefits is appropriate when a company with unrecognized deferred tax assets achieves a consistent trend of positive earnings and its forecasted earnings indicate the ability of the company to utilize its net operating loss carryforward in offsetting future taxable income within a reasonable time period. Going forward, FPFC will recognize an income tax liability on taxable income in its statement of operations and will report net income in a manner comparable to its peers.

Year to date, FPFC has reported net income of $6.5 million. Our Company has now achieved consecutive positive operating results in each of the past three years, with pre-tax operating earnings totaling $3.1 million, and exclusive of merger related costs incurred in 2013 related to the acquisition of ABI, pre-tax operating earnings totaling $5.1 million.

Net income available to common shareholders, after preferred dividends and warrant amortization, was $5.2 million in the third quarter of 2014 or $0.80 per basic and diluted common share. Year to date, net income available to common shareholders was $6.1 million or $0.95 per basic and diluted common share. This compares to net income available to common shareholders of $476,000 or $0.07 per basic and diluted common share in the prior quarter and a net loss to common shareholders of $46,000 or ($0.01) per basic and diluted common share for the comparable quarter of 2013.

Financial Highlights for the Nine Months ended September 30, 2014

•	Assets totaled $475 million at September 30, 2014 compared to $446 million at December 31, 2014, an increase of $29 million or 6.5%.

•	Loan outstandings at September 30, 2014 totaled $371.8 million, representing an increase of $36.1 when compared to outstandings at December 31, 2013 of $335.7 million. Organic net loan growth was supplemented with the purchase of a $15 million residential mortgage loan portfolio comprised of loans underwritten to First Priority Bank’s (“FPB”) underwriting criteria and located within FPB’s markets.

Suite 104  —  2  West Liberty Boulevard  —  Malvern, PA 19355  —  Tel: 610-280-7100  —  Fax: 484-527-4037  —  fpbk.com

•	Asset quality remains strong. Non-performing loans totaled $3.9 million at September 30, 2014, or 1.04% of loan outstandings at that date, compared to $4.3 million or 1.27% of loan outstandings at December 31, 2013. Nonperforming assets as a percentage of total assets also declined to 1.00% from 1.18% during that time period.

•	Deposits totaled $361.0 at September 30, 2014 compared to $357.4 million at December 31, 2014. Roughly 50% of total deposits are classified as “core deposits” consisting of demand deposits, NOW accounts, and money market accounts. Core deposits are supplemented with time deposits issued to customers within our markets and in the brokered CD market, based on cost of funds considerations.

•	Capital ratios remain strong. FPB’s total risk based capital ratio at September 30, 2014 was 12.77%, well above regulatory requirements to be classified as “well capitalized”. Tangible common equity to tangible assets was 7.87 % at the end of the third quarter.

•	Book value per common share was $6.25 and tangible book value per share was $5.76 at September 30, 2014. The increase in book value per common share in the current quarter of $0.79 reflects $0.06 per common share from operating earnings after payment of the preferred dividend and $0.73 from the recognition of the deferred tax asset.

Listing First Priority Financial Corp. Common Stock

As we have indicated in our prior communications, it is the intent of the Company to provide liquidity to our shareholders’ investment in First Priority Financial Corp. by listing FPFC common stock on a national exchange. I am pleased to announce our intention to list our common stock on the OTCQX in the first quarter, 2014. We have reserved the symbol “FPBK” for your future reference and all of the appropriate filings to list the stock are underway. You will be provided with additional information on the details of this action early in 2015.

Please refer to our website at www.fpbk.com for the third quarter 2014 earnings press release, summary financial statements and our Form 10-Q which is filed with the Securities and Exchange Commission. Click on “About Us”; then “Investor Relations”.

We wish to thank you for your continued support of our Company. Please do not hesitate to contact either Steve or me with any questions you may have. And, if you or any of your friends or associates have any banking needs, please refer them to us. I can be reached by phone at (484) 527-4020 or by e-mail at dsparks@fpbk.com; Steve can be reached by phone at (484) 527-4048 or by e-mail at sehrlich@fpbk.com.

Sincerely,

/s/ David E. Sparks	/s/ Steven A. Ehrlich
David E. Sparks	Steven A. Ehrlich
Chairman and Chief Executive Officer	President